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                                                                    EXHIBIT 99


                                                     NEWS RELEASE
                                                     PacifiCorp
                                                     Pacific Power  Utah Power

Contact:  Jan Mitchell (503) 464-6261

                                                     January 18, 1994



     Frederick W. Buckman was elected Monday president and chief executive officer of PacifiCorp.
     Mr. Buckman, 47, who is president and CEO of Consumers Power Company of Jackson, Michigan, a subsidiary of CMS Energy Corporation, assumes his new position as head of the Portland, Oregon based utility on February 1. He succeeds A. M. Gleason, who was named vice chairman of PacifiCorp.
     PacifiCorp also announced that Keith R. McKennon, 60, a member of its board of directors, will succeed Don C. Frisbee as chairman on February 9 when Frisbee retires. Frisbee will become chairman emeritus.
     PacifiCorp is the third largest electric utility west of the Rocky Mountains. The company serves 1.3 million customers in seven western states through Pacific Power and Utah Power. PacifiCorp also holds a major telecommunications utility, Pacific Telecom, that provides local telephone exchange service to almost 380,000 lines in the west, upper midwest and Alaska.
     Consumers Power of Jackson, Michigan, is that state's largest electric and gas utility.
     "I am extremely pleased with the choice of Fred Buckman as my successor," said Gleason. "I am confident that, under his leadership, PacifiCorp will continue to thrive in an increasingly competitive environment."
     Gleason, who was appointed president of PacifiCorp in 1985 and named CEO in 1989, will concentrate on matters relating to Pacific Telecom at its headquarters in Vancouver, Washington. Under the company's normal retirement program, he will leave PacifiCorp in 1995. Frisbee said that "Buckman's proven experience, first in senior management, and then as CEO of a major utility, his extensive background in operations and engineering and his human relations skills clearly



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demonstrate that he has the right style of leadership for the years ahead -- a real people person."
     McKennon recently retired as chief executive officer of the Dow Corning Corp., following a career that led him to executive vice president and a director of the Dow Chemical Corp. He was raised in Pendleton, Oregon and is a graduate of Oregon State University. He now resides in Portland, Oregon and is also a member of the board of Tektronix, Inc.
     Frisbee's retirement brings to an end a career with Pacific Power and PacifiCorp that began in 1953. He is a graduate of Pomona College and earned an MBA degree in 1949 from Harvard Graduate School of Business. During his career at Pacific, he has held various positions of increasing responsibility, including assistant treasurer, vice president and treasurer, executive vice president, president, and CEO.
     PacifiCorp is acknowledged by industry observers to be a low-cost provider of electricity in the West. PacifiCorp interconnects with more than 50 other utilities, most of which have higher system power costs.
     "Improving and building on that position in light of growing and stiffer competition from other suppliers and energy resources will be an on-going objective of the organization," Buckman said.
     Buckman was named president of Consumers Power in 1988 and CEO in 1992.
He is a member of the boards of directors for both Consumers Power Company and its parent organization, CMS Energy Corporation.
     Buckman first joined Consumers Power as a college intern during the summer of 1967, and joined the company on a full-time basis after his graduation from the Massachusetts Institute of Technology with a Ph.D. in nuclear engineering. Buckman earned a Bachelor of Science degree in engineering from the University of Michigan in 1966 and completed Harvard Business School's advanced management program in 1982. Buckman and his wife, Marion, have two sons: Fred, Jr., 20, a student at Cornell University, and Keith, 19, who attends the University of Michigan.




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